                               [CG LETTERHEAD]



May 11, 1998



PETsMART, Inc.
19601 N. 27th Avenue
Phoenix, AZ  85051



Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PETsMART, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 283,000 shares of the Company's Common Stock, $.0001 par value, (the "Shares") pursuant to Restricted Stock Bonus Awards (the "Stock Bonus Awards").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Bonus Awards, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:    /s/ Robert J. Brigham


                                       7